Exhibit (d)(mm)(2)

AMENDMENT NO. 2 TO

SUBADVISORY AGREEMENT

THIS AMENDMENT effective as of the 30th day of June 2016 (the “Amendment”) to the Subadvisory Agreement (the “Agreement”) made the 1st day of November 2013, by and among Ivy Investment Management Company, a Delaware Corporation (“Subadviser”), Pacific Life Fund Advisors LLC, a Delaware Limited Liability Company (“Investment Adviser”), and Pacific Select Fund, a Massachusetts Business Trust (“Trust”). Capitalized terms not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, Investment Adviser, Subadviser and Trust are parties to the Agreement;

WHEREAS, Pacific Select Fund is currently organized as a Massachusetts business trust;

WHEREAS, Pacific Select Fund will reorganize (“Reorganization”) as a Delaware statutory trust effective on or about June 30, 2016 pursuant to an Agreement and Plan of Reorganization for a Change of Domicile (“Plan”), subject to shareholder approval and satisfaction of all other necessary conditions precedent, as specified in the Plan;

WHEREAS, upon the effective date of the Reorganization, assuming the Reorganization is consummated, all of the assets and liabilities of each series of Pacific Select Fund a Massachusetts business trust (each an “Acquired Fund”) will be transferred to its corresponding series of a newly organized Delaware statutory trust, also named Pacific Select Fund, which will succeed to all of the rights, duties and obligations of its Pacific Select Fund predecessor Massachusetts business trust; and

WHEREAS, the parties to the Agreement wish to continue the Agreement, following the Reorganization, in its current form except as amended below, and substituting Pacific Select Fund (the Delaware statutory trust) for Pacific Select Fund (the Massachusetts business trust);

NOW, THEREFORE, in consideration of the mutual agreements and premises contained herein, and intending to be legally bound hereby, the parties hereto agree as follows, effective as of closing of the Reorganization on or about June 30, 2016:

1.          The following shall be added to the end of the 1st paragraph in Section 2, titled Subadviser Duties:

“The Subadviser is also authorized, on behalf of a Portfolio, to (i) enter into brokerage agreements and other agreements and execute any documents necessary to make investments pursuant to the Portfolio’s objectives, investment policies and investment restrictions as stated in the Trust’s Prospectus and SAI as amended from time to time which shall include any market and/or industry standard documentation and the standard representations contained therein; and (ii) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures, in accordance with Trust procedures. The Subadviser is authorized to effect cross transactions between a Portfolio and other accounts managed by the Subadviser and its affiliates in accordance with Trust Procedures.”

2.          Subsection 2(b) is hereby amended by deleting the phrase “Section 1296 of the Code” from the beginning of the 3rd line and replacing it with the following:

“Section 1297 of the Code”

3.          The following is added to the end of subsection 2(e):

“Accordingly, if Subadviser transmits any inaccurate or erroneous trade tickets or other documentation relating to a transaction or provides such information beyond the above required timeframes, Subadviser shall be responsible for any resulting loss incurred by the Trust unless such loss was a direct result of a third party or the custodian’s error, willful misfeasance, bad faith, or gross negligence in the performance of its duties.”

4.          Subsection 2(f) is hereby deleted and replaced with the following:

“will provide reasonable assistance to the Investment Adviser, custodian or recordkeeping agent for the Trust in determining or confirming, consistent with the procedures and policies stated in the Trust’s valuation policy and procedures (including its appendices) and/or the Registration Statement (both which may be updated from time to time), the value of any of the Portfolio’s holdings or other assets of the Portfolio for which the Investment Adviser, custodian or recordkeeping agent seeks assistance from the Subadviser or identifies for review by the Subadviser. Such reasonable assistance shall include (but is not limited to) providing the following valuation services for the Trust:

i. promptly notifying the Investment Adviser in the event the value of any holding of the Portfolio does not appear to reflect corporate actions, news, or other significant events; where a market quotation is not readily available or is deemed to be unreliable; or otherwise where such holding requires a review to determine if a fair valuation is necessary pursuant to the Trust’s valuation policy and procedures or under those policies and procedures of the Subadviser used to determine the value of portfolio holdings (each, a “Fair Valuation Event”) on the same day that the Fair Valuation Event occurs, prior to 7 PM Eastern Time;

ii. verifying pricing and providing fair valuations or recommendations for fair valuations to the Investment Adviser as a result of a Fair Valuation Event, in accordance with the Trust’s valuation policy and procedures, on a same day that the Fair Valuation Event occurs, prior to 7 PM Eastern Time;

iii. designating and providing timely same-day access on an as-needed basis and upon the reasonable request of the Investment Adviser or custodian, to one or more employees of the Subadviser who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be available for consultation when the Investment Adviser’s or the Board’s Valuation Committees convene due to a Fair Valuation Event;

iv. upon the request of the Investment Adviser or custodian, assisting in obtaining bids and offers or quotes from broker/dealers or market-makers with respect to securities held by the Portfolio; and

v. maintaining adequate records and written backup information with respect to the valuation services provided hereunder, and providing such information to the Investment Adviser or the Trust upon request. Such records shall be deemed to be Trust records.

The Subadviser shall have written policies and procedures that address the above requirements and timelines, or have a policy that states that it covers sub-advisory relationships. If Subadviser fails to communicate a Fair Valuation Event within the timeline outlined in this Section 2(f) of this Agreement that directly results in the Portfolio having a “material pricing error” (as defined in the Trusts’ Pricing Error Policy), Subadviser shall be responsible for any resulting loss incurred by the Trust as a result of a late reported (or non-reported) Fair Valuation Event.”

5.          The following is added as new subsection 2(z):

“will (i) identify each position in a Portfolio that constitutes a Business Development Company (“BDC”), as that term is defined in Section 2(a)(48) of the 1940 Act, as amended, (ii) make such determinations and inform the Investment Adviser at least annually (or more often and by such date(s) as the Investment Adviser shall request) of any BDC positions, and (iii) provide other information, upon request by Investment Adviser, to assist Investment Adviser with determining the expense ratio of each BDC for expense calculation purposes.”

6.          The following is added as new subsection 2(aa):

  “will maintain and preserve a business continuity plan (“BCP”) pursuant to the requirements of the 1940 Act, the Advisers Act and other applicable regulations. Subadviser will make available to the Trust and the Investment Adviser information regarding the Subadviser’s BCP, including a plan summary as well as the results of any recent testing.”

7.          The following is added as new subsection 2(bb):

“will comply with all applicable federal, state and local tax laws, including the Foreign Account Tax Compliance Act (FATCA), and upon reasonable request will provide a list of broker-dealers (including contact names and contact information) used to execute Portfolio trades to the Investment Adviser and/or its agent or custodian to assist such parties in determining whether to apply withholding tax on payments made to certain foreign financial institutions and non-financial foreign entities in compliance with FATCA. It is understood that the Subadviser does not have responsibility as withholding agent under Section 1471 of the Code for any withholdable payments made by the Investment Adviser. For U.S. brokers, the Subadviser will obtain a Form W-9 and make such form available as needed. For foreign brokers, the Subadviser agrees it will use reasonable efforts to refrain from executing Portfolio trades without first obtaining a valid Form W-8 from such broker, thus indicating the broker is FATCA compliant and no withholding is required.”

8.          The following is added as new subsection 2(cc):

“will take no actions that would cause a Portfolio to fail to comply with Section 817(h) of the Code, including the investor control provisions and diversification regulations of Section 817(h). With respect to Section 817(h) investor control provisions, the Subadviser will not solicit, now or in the future, any current or prospective variable contract holder of a Pacific Life Insurance Company and/or Pacific Life & Annuity Company product (“Contract Holder”) to communicate with the Subadviser regarding the selection, quality, or rate of return of any specific investment or group of investments held by the Portfolio. In addition, the Subadviser will disregard any communications from a Contract Holder (including unsolicited communications) when making investment decisions for the Portfolio. The Subadviser represents and warrants that no current or future portfolio manager for the Portfolio is or will be a Contract Holder and that the Subadviser has processes in place to prevent a portfolio manager for the Portfolio from being a Contract Holder.”

9.          In Section 10, titled Books and Records, the following is added to the first sentence after “rules thereunder,” and before “the Subadviser hereby agrees…”:

“CFTC Regulations 4.23 and 4.33 and NFA Rule 2-10,”

10.        The first sentence in Section 18, titled Limitation of Liability is hereby deleted in its entirety and replaced with the following:

“A copy of the Declaration of Trust for the Trust, and any amendments thereto, is on file with the Secretary of the state of Delaware.”

11.        Section 20(a), titled Miscellaneous, is hereby deleted in its entirety and replaced with the following:

“This Agreement shall be governed by the laws of Delaware without regard to the conflict of law principles thereof, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or orders of the SEC thereunder. The parties to this Agreement hereby irrevocably agree to submit to the jurisdiction of the courts located in the State of Delaware for any claims, suits, actions or proceedings arising out of or in any way relating to this Agreement, and hereby irrevocably agree that all claims in respect of such suit, action or proceeding shall be brought exclusively in the Court of Chancery of the State of Delaware or if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction. The term “affiliate” or “affiliated person” as used in this Agreement shall mean “affiliated person” as defined in Section 2(a)(3) of the 1940 Act. The parties hereto irrevocably agree and acknowledge that this Agreement does not create any third party beneficiaries, whether express or implied.”

12.        Pacific Select Fund (Massachusetts business trust) assigns all of its duties and obligations under the Agreement to Pacific Select Fund (Delaware statutory trust).

13.        Pacific Select Fund (Delaware statutory trust) assumes all duties and obligations of Pacific Select Fund (Massachusetts business trust) under the Agreement.

14.        Subadviser agrees to the assignment and assumptions related to the Reorganization of Pacific Select Fund a Massachusetts business trust to Pacific Select Fund a Delaware statutory trust.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

PACIFIC LIFE FUND ADVISORS, LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: SVP, Fund Advisor Operations		Title: VP & Assistant Secretary

IVY INVESTMENT MANAGEMENT COMPANY

By:	/s/ John E. Sundeen Jr., CFA
Name: John E. Sundeen Jr.
Title: Chief Administrative Officer

PACIFIC SELECT FUND a Massachusetts business trust

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: Senior Vice President		Title: VP & Assistant Secretary

PACIFIC SELECT FUND a Delaware statutory trust

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: Senior Vice President		Title: VP & Assistant Secretary